FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-03

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)

At: Apr  5 2016 09:23:27

CGCMT 2016-GC37 -- New Issue Announcement (Public)

593.122mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Manager: Academy Securities, Inc.

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	21.993	2.73	30.000%	45.8%	13.8%
A-2	Aaa(sf)/AAAsf/AAA(sf)	19.474	4.76	30.000%	45.8%	13.8%
A-3	Aaa(sf)/AAAsf/AAA(sf)	175.000	9.61	30.000%	45.8%	13.8%
A-4	Aaa(sf)/AAAsf/AAA(sf)	227.379	9.71	30.000%	45.80	13.8%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	42.462	7.24	30.000%	45.8%	13.8%
A-S	Aa3(sf)/AAAsf/AAA(sf)	39.947	9.71	24.250%	49.6%	12.7%
B	NR/AA-sf/AA-(sf)	33.868	9.79	19.375%	52.8%	12.0%
C	NR/A-sf/A-(sf)	32.999	9.79	14.625%	55.9%	11.3%

Collateral Summary
Initial Pool Balance:	$694.727mm
Number of Mortgage Loans:	54
Number of Mortgaged Properties:	64
Average Cut-off Date Mortgage Loan Balance:	$12.865mm
Weighted Average Mortgage Interest Rate:	4.94473%
Weighted Average Remaining Term to Maturity (months):	116
Weighted Average Remaining Amortization Term (months):	346
Weighted Average Cut-off Date LTV Ratio:	65.4%
Weighted Average Maturity Date LTV Ratio:	57.5%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.46x
Weighted Average Debt Yield on Underwritten NOI:	9.6%
% of Mortgage Loans with Mezzanine Debt:	3.6%
% of Mortgaged Properties with Single Tenants:	2.7%

Property Type:	26.0% Office, 19.7% Retail, 16.3% Multifamily, 16.2% Hospitality, 10.1% Land, 6.6% Mixed Use,4.3% Self Storage, 0.8% Manufactured Housing

Top 5 States:	18.9% NY, 10.8% CO, 10.0% TX, 9.2% IL, 7.4% VA

Anticipated Timing
Global Investor Call:	Tuesday, April 5th
Anticipated Pricing:	Week of April 4th
Anticipated Closing:	Tuesday, April 26th

Investor Call Details
Date:	Tuesday, April 5th
Time:	2:00PM ET
US Toll Free:	719-785-9443
Passcode:	9530549

Roadshow Schedule:	Wednesday, April 6th

Hartford, CT - Breakfast Meeting
-Max Downtown (Blue Room)
-185 Asylum Street, Hartford, CT
-8:30AM ET

Boston, MA – Lunch Meeting
-The Langham Hotel (Cleveland Room)
-250 Franklin Street, Boston, MA
-12:30PM ET

Minneapolis, MN - Breakfast Meeting
-The Grand Hotel (Harriet/Cedar Room)
-615 Second Avenue South, Minneapolis, MN
-8:00AM CT

<Annex A>

<Term Sheet>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., Academy Securities, Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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